Stock Option Exchange Employee Meeting July 29, 2009 Exhibit (a)(1)(T)

Welcome to Polycom’s stock option exchange employee informational meeting.
The communication on the Stock Option Exchange offer is very important.
However, this offer is subject to very strict SEC communication requirements.
We cannot give you any advice about whether you should participate in this program or provide additional information.
If you have questions, please refer  back to all of the offer documents provided on the website. We have tried to anticipate the most common questions and provided an FAQ on the website as well.
Every person has different personal tax and financial circumstances.
We have provided you with a number of documents and tools to allow you to make an informed decision. You should work with your own personal tax advisor or personal financial advisor.

2 2 Introduction and Key Elements Making the Exchange Website Usage Country-Specific Details Review Key Items Stock Option Exchange - Agenda

Let’s look at the agenda.  We will be reviewing the following:
We will start with an introduction and review some key elements of the program.
We will then review the “how to’s” in making an option exchange
Next, we will discuss using the exchange website.
We will then look at some very important country-specific details
And finally, we will recap key items—key steps, timeline and contacts.

3 3
The Stock Option Exchange is a one-time voluntary opportunity to exchange underwater stock options for a smaller number of RSUs based on exchange ratios.
Underwater stock options have strike prices (purchase prices) that are well above our current trading price.
Eligible employees may elect to exchange options on a grant by grant basis, but must exchange all of the outstanding options for each grant.
RSUs granted under this offer will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.
There are some exceptions to the vesting schedule that we will discuss later.
The new RSUs will be granted on August 21, 2009 unless the offer is extended.
Stock Option Exchange – Key Program Elements

What are the key elements of this program?
The Stock Option Exchange is a one-time voluntary opportunity to exchange underwater stock options for a smaller number of RSUs based on exchange ratios.
Underwater stock options have strike prices that are above our current trading price.
Eligible employees may elect to exchange options on a grant by grant basis, but must exchange all of the outstanding options for each grant.
RSUs granted under this offer will vest 50% on the first anniversary date of the grant date and 50% on the second anniversary of the grant date.
There are some exceptions to the vesting schedule that we will discuss later.
The new RSUs will be granted on August 21, 2009, unless the offer is extended.

4 4
Remind me—What is an RSU?
Restricted Stock Units (RSUs) are a promise by the company to issue you full-value shares of Polycom stock at a future date.
You don’t have to buy RSUs.
It represents an actual share of stock – it never goes underwater.
RSUs are subject to vesting conditions:
Under this offer, these RSU grants are generally scheduled to vest 50%
on each anniversary of the grant date over two years.
You must still be employed by Polycom or one of its subsidiaries on each vesting date to receive shares.
Withholding tax is required in most countries when RSUs vest and shares are issued. This is generally collected by Polycom withholding shares.
RSUs do not have voting rights until after they vest and shares are issued.
Stock Option Exchange – The Basics of RSUs

Just to be sure everyone is clear on RSU’s we ‘ll take a quick look at the basics.
What is an RSU?
• Restricted Stock Units (RSUs) are a promise by the company to issue you full-value shares of Polycom stock at a future date.
• You don’t have to buy RSUs.
• It represents an actual share of stock – it never goes underwater.
•RSUs are subject to vesting conditions:
• Under this offer, these RSU grants are scheduled to vest 50% on each anniversary of the grant date over two years.
• You must still be employed by Polycom or one of its subsidiaries on each vesting date to receive the shares.
•Withholding tax is required in most countries when RSUs vest and shares are issued. This withholding is generally collected by withholding shares, not payroll deductions.
•RSUs do not have voting rights until after they vest and the shares are issued.

5 5
Current Employees Only
•
If you terminate employment before the close of the exchange, your options will not be included in the exchange.
•
Board of Directors and Named Executive Officers are excluded.
•
Employees in Australia and Denmark are not eligible.
•
Employees in Israel are eligible, but only if a securities exemption is obtained prior to the close of the exchange.
Only options priced higher than our 52-week high of $28.94
are eligible.
Only options granted under the following Stock Plans are
eligible:
•
Polycom’s 1996 Plan
•
Polycom’s 2004 Plan
•
The PictureTel Plan
Stock Option Exchange - Eligibility

So,  Who is eligible?
Only Current Employees may participate.
If you terminate employment before the close of the exchange, your options will not be included in the exchange.
The Board of Directors and Named Executive Officers are excluded.
Employees in Australia and Denmark are not eligible.
Employees in Israel are eligible, but only if we receive approval of a securities exemption prior to the close of the exchange.
More on this later.
Only options priced higher than our 52-week high of $28.94 are eligible.
Only options granted under the following Stock Plans are eligible:
Polycom’s 1996 Plan
Polycom’s 2004 Plan
The PictureTel Plan
If you have options from any other plan, they are not included.

6 6
Exchange launched on July 27, 2009.
Exchange will be open for 20 U.S. business days.
Exchange will close on August 21, 2009 at 9:00 PM Pacific
Time, unless extended.
If extended, eligible employees will be notified by email.
No options can be exchanged after the exchange closes.
At the close, exchanged options will be cancelled and new
RSUs will be granted on the same day.
The first vest date generally will be one year after the close
(i.e., August 21, 2010 unless the offer is extended).
Stock Option Exchange - Timeline

The timeline is very important.
As you know the Exchange was launched on Monday, July 27 .
The Exchange will be open for 20 U.S. business days.  If you want to participate, don’t miss the deadline.
The exchange will close on August 21, 2009 at 9:00 PM Pacific Time, unless the close is extended.
If it is extended, eligible employees will be notified by email.
But, it is not likely that it will be extended—don’t miss the deadline.
No options can be exchanged after the exchange closes.
At the close, exchanged options will be cancelled and new RSUs will be granted on the same day.
The first vest date in most cases, will be one year after the close which we expect to be  August 21, 2010.
th

7 7
Approximate Exchange Ratios for eligible options:
Stock Option Exchange – Exchange Ratios
Please note, actual ratios are assigned to each individual grant out to         decimal
places and will vary from the ratios shown above.
Exercise Price of
Eligible Options
Remaining Life of
the Eligible
Option (Years)
Exchange Ratio
(Number of
Eligible Options to
1 RSU)
$50.13 1.1 70.4 to 1
$47.05 0.9 77.4 to 1
$38.33 1.3 18.6 to 1
$36.53 4.7 5.5 to 1
$35.71 2.4 8.7 to 1
$34.84 4.5 5.3 to 1
$34.19 4.6 5.2 to 1
$33.50 0.8 20.3 to 1
$33.30 4.8 4.9 to 1
$33.14 5.0 4.7 to 1
$32.01 2.2 7.6 to 1
$30.19 0.5 20.9 to 1
four

Let’s dive into the mechanics and take a look at how the exchange works.
Options are exchanged for RSUs by dividing the eligible options by a ratio.  This slide shows the approximate ratios for our  various eligible options.  Each option grant has its own ratio, so your options will have a ratio applied to each of your eligible grants.
These ratios were determined by applying a Black Scholes valuation model to each grant. This is to ensure that our exchange is value neutral, which is a shareholder requirement for this type of exchange.
Your individual options will have ratios that go out to four decimal places.
Let’s look at a some examples.

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Assume that you had been awarded an option for 525 shares at $33.30, where the set exchange ratio is 4.9372 Stock Options for 1 RSU:
The RSUs granted in the exchange would be 106.33 shares, rounded down to
106 RSUs.
On the 1
st
anniversary of the grant,
you would receive 53 shares.
On the 2
nd
anniversary of the grant,
you would receive the remaining 53 shares.
Stock Option Exchange – Example
Original
Stock Option
Grant
Stock Exchange
Ratio
Total RSUs
106 Shares
4.9372 Option Shares
To
1 RSU
525 Shares
=
Note: All vesting requirements must be met in order to receive shares.

In this first example, Assume that you had been awarded an option for 525 shares at $33.30, where the set rate exchange ratio is 4.9372.
The 525 options divided by the ratio of 4.9372 results in 106.33.
The result is rounded down to 106.
So, you would receive 53 shares on the first vesting date and another 53 on the second vesting date, provided you are still employed by Polycom on each of the vest dates.
Let’s look at another example.

9 9
Assume that you had been awarded an option for 925 shares at $34.84 and where the set exchange ratio is 5.3273 Stock Options for 1 RSU:
The RSUs granted in the exchange would be 173.63 shares, rounded down to
173 RSUs.
On the 1
st
anniversary of the grant date, fractional shares are rounded down (i.e.,
86 shares).
On the 2nd anniversary of the grant date, fractional shares are rounded up (i.e.,
87 shares).
The total shares granted in this example would be 173 shares.
Original
Stock Option
Grant
Stock Exchange
Ratio
Total RSUs
173 RSUs
5.3273 Option Shares
To
1 RSU
925 Shares
=
Stock Option Exchange - Example
Note: All vesting requirements must be met in order to receive shares.

This is similar to the last example.  Here we have 925 at an original strike price of $34.84.  For this individual, the options are divided by a ratio of 5.3273 to result in 173.63 shares. Once again we round down to 173.
On the first vest date, when 50% of the grant vest, it would result in a fractional share – 86.5.
On the first vest date the shares would be rounded down to 86 shares and on the second vest date, they would round up to the remaining 87.

Exchange Break Even
Option at $34.84
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Value
$20
$30
$40
$50
$60
Stock Price
Option Gain
RSU Value

POLYCOM

Assume that you have an option for 300 shares at $34.84, and that the exchange ratio is 5.3273.
In this example, the stock price would need to be at approximately
$42.89, in order to earn more with the Option vs. the RSU*
*Note: This does not take into account any differences in taxation or vesting schedules between options and RSUs.
Stock Option Exchange – Breakeven Analysis

How do you decide whether you’re interested?
One way is by looking at a breakeven analysis.
In this example, we are again looking at options priced at $34.84 with an exchange ratio of 5.3273.
The red line on the graph represents the RSU value growing on a straight line.
The blue line is the option which is under water, or worth zero, until Polycom’s stock price is above $34.84.
In this example the value of the original options do not exceed the value of the new RSUs until the breakeven price of approximately  42.89 is reached.
Breakeven is  not the only thing you should consider.  For example the vesting of the RSUs will be different than your options and the tax consequences can be different.

Option Exchange

Exchange Calculator

At What Stock Price Does the Value of My Eligible Option = the Value of the RSUs?

Step 1: Enter Exercise Price of Eligible Option

Step 2: Enter Number of Shares in Eligible Option

Step 3: Enter Exchange Ratio of Eligible Option

Press to Calculate Breakeven — Calculate

RSU Shares *

Breakeven

* Please note there may be slight differences in this calculated number of RSU shares due to rounding.

The breakeven price is the price at which the value of the options exchanged is equal to the value of the RSUs to be granted. Any price greater than the breakeven price would result in the options being more valuable than the RSUs received after the exchange.

What is the Value of My Eligible Options and New RSUs at Other Stock Prices?

Step 3: Enter Hypothetical Stock Price to Calculate Values

Press to Calculate Values — Calculate

Value of Eligible Option Shares at Price Entered in Step 3

Value of New RSU Shares at Price Entered in Step 3

POLYCOM®

11 11
Stock Option Exchange – Exchange Calculator
Provides a quick method to
determine the approximate
breakeven price for your options.
Also provides a tool that allows
you to see your options and
RSUs at other stock prices.
This tool does not take into
account all of the factors that
employees should consider
when deciding whether to
participate in the offer.

Having said that, we did think you would like to work out the breakeven for your options yourself, so we’ve provided a breakeven calculator on the exchange website.
This will provide you with a quick tool to model “what-ifs” on your possible option exchanges.
You will need to enter you option strike price, the number of eligible outstanding options and the ratio provided to you on the website.  This will result in the number of RSUs and an approximate breakeven price.
These results can be slightly different due to rounding, and as I said before, it will not take into account any differences in the vesting schedules, and it will not take into account any differences in taxes.
The tools also allow you to enter other hypothetical stock prices to see what the value of your option and RSUs would be under any price scenarios you want to try. Have fun!

12 12
Key Steps:
Login – Polycom Offer to Exchange Website:
https://polycom.equitybenefits.com/
Read all the documents provided:
Offer to Exchange
FAQ’s
RSU Agreements
Make your election.
Print your Confirmation Statement.
Remember the Timeline:  July 27, 2009 to August 21, 2009 -
9:00 P.M. Pacific Time.
Stock Option Exchange – Making the Exchange

Here is an example of the key steps.
Login to the website. You can login from anywhere—you don’t have to be inside the Polycom firewall.
Everything you need is on the website.  All the offer documents are posted here.  You should read all the documents including the offer to exchange, the FAQ’s, and read through the paper forms of election and withdrawal – including their instructions.
Read through the RSU agreement that applies to you. You will be accepting this agreement, if you elect any options for exchange.
Follow the directions and make your election.
Print your confirmation and remember the timeline—you must submit your election by 9:00 PM Pacific time on
August 21
st
.
If you do nothing, you will be declining the offer.

13 13
Using the website is an easy method for you to make your election to participate.
As an alternative, you may fax your election to 1-925-924-5702. Print the paper version of  the election form, available under the tab
“Election Info.”
Every document related to the offer is available on the website under
“Election Info”.  The site address was sent to you in the launch email on July 27, 2009 from OptionExchange@polycom.com .
Your password was sent in a separate email from the same email box.
The site address is: https://polycom.equitybenefits.com
You must read through and scroll to the bottom of each screen.
You must click on the appropriate blue button at the bottom of each screen page in order to move forward through the website and submit a successful election.
Stock Option Exchange – Using the Website

Using the website is an easy way  for you to make an election.
As an alternative, you may fax your election to 1-925-924-5702. Print the paper version of  the election form, available under the tab “Election Info.”
Paper forms will only be accepted by fax—no mail, scans or drop offs!
Every document related to the offer is available on the website under “Election Info”.
The site address was sent to you in the launch email on July 27 from OptionExchange@polycom.com.
Your password was sent in a separate email from the same email box.
When navigating through the website,
you must read through and scroll to the bottom of each screen.
Also, You must click on the  blue button at the bottom of each screen in order to move forward through the website and submit a successful election. There is no skipping ahead.

POLYCOM

HOME E MAIL CONTACT US

Need Help? EMAIL: OptionExchangeQuestions@Polycom.com

POLYCOM, INC.

Welcome to the Polycom, Inc. Offer to Exchange Certain Outstanding Options for Restricted Stock Units website.

Please enter your six digit Employee ID (including any leading zeroes) and password. If you have misplaced or did not receive your password, click here.

Employee ID: (Not Case Sensitive)

Password: (Case Sensitive)

ENTER

POLYCOM

14 14
Log into the site using your six digit employee ID, including any leading zeroes.
Enter the password sent to you.
At your first attempt to login, you will be required to change your password.
If you lose your password or get locked out, send an email to:
OptionExchangeQuestions@polycom.com.
Stock Option Exchange – Using the Website

Log into the website using your six digit employee ID, including any leading zeroes.
Enter the password sent to you in the email you received from the option exchange.
When you first login, you will need to change your password.
If you lose your password or get locked out, send an email to:
OptionExchangeQuestions@polycom.com

Eligible Option Grant Date	Eligible Option Number	Eligible Option Exercise Price Per Share	Total Number of Eligible Options	Number of Vested Shares Subject to Eligible Option	Exchange Ratio	Replacement Restricted Stock Units	Elect to Exchange Entire Eligible Option
2/7/2007	OPT01	34.8400	600	200	5.3408	112	● Yes ○ No
5/2/2007	OPT02	33.3000	900	500	4.9739	180	● Yes ○ No
8/8/2007	OPT03	33.1400	900	600	4.7722	188	○ Yes ● No
Totals			2,400			480	

POLYCOM

15
Click “Yes” or “No” on the Election Page for each option
displayed.
Assume you choose to elect “Yes” on two of your previous
three stock option grants.  In this example, you would
receive a total of 292 RSUs in exchange for 1,500 Stock
Options and retain 900 Stock Options from your original
grant:
Stock Option Exchange – Making the Exchange

After reviewing the posted documents, you will proceed to the election form screen.
Click “Yes” or “No” next to each  option displayed.
In this example, Assume you choose to elect “Yes” on two of your previous three stock option grants.  In this example, you would receive a total of 292 RSUs in exchange for 1,500 Stock Options and retain 900 Stock Options from your original grant:
You can click on the exchange calculator from this page, and model your breakeven before you decide.

16 16
Next Steps:
•
Review your election and ensure that you selected the correct options.
•
Agree to the Terms of Election.
•
Print, sign & fax the Dutch Agreement if you are a Dutch employee.
•
Print Confirmation Statement.
•
Retain a copy of Confirmation Statement for you records.
•
Watch for a confirmation email from OptionExchange@polycom.com within two days.
You can withdraw your election if you change your mind
before the offer closes.
You may go back into the website and change your election as many times as you want to before the offer closes.
Alternatively, you may print the paper version of the withdrawal form available under the “Exchange Info” tab and fax it to 1-925-924-5702.
Stock Option Exchange – Confirmation

Next, you will be directed to a screen where you can review your election and check that you selected the correct options.
Then, you will go to the next screen where you need to read and agree to the Terms of Election.
If you are a Dutch employee, Print, sign & fax the Dutch Agreement
Then, you will proceed to a confirmation screen where you should print a confirmation statement.
Retain a copy of confirmation statement for you records.
Watch for a confirmation email from OptionExchange@polycom.com within two days.
If you change your mind before the offer closes, you can withdraw or change your election.
You may go back into the website and change your election as many times as you want to before the offer closes.
Alternatively, you may print the paper version of the withdrawal form found under “Exchange Info” and fax it in.

17 17
An overview of US taxation is provided in the Offer
documents. Some key highlights:
•
There is no tax at grant. Ordinary W-2 income is recognized on the
RSU vest date based on Polycom’s closing stock price that vest date.
•
Tax withholding is required and is collected through share
withholding for the amount due, rather than through deductions from your paycheck.
•
If you hold shares after vesting, you may qualify for short or long-
term capital gains taxation when you sell the shares.
•
Polycom cannot give you tax advice.
•
YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR
REGARDING THE EXCHANGE AND SUBSEQUENT TAX
TREATMENT.
Stock Option Exchange – U.S. Tax Information

Now we will move into the section regarding some country specific information, much of which is about taxes.
First we’ll start with the U.S.
An overview of US taxation is provided in the offer documents and you should read it carefully.
Some of the highlights are:
There is no US tax at grant. Ordinary W-2 income is recognized on the RSU vest date based on Polycom’s closing stock price on that vest date.
Tax withholding is required and is collected through share withholding for the amount due, rather than through payroll deductions from your paycheck.
If you hold shares after vesting, you may qualify for short or long-term capital gains taxation when you sell your shares.
Polycom cannot give you tax advice.
YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE EXCHANGE AND SUBSEQUENT
TAX TREATMENT.

18 18
The Company has provided basic tax information in schedules at the end of the Offer documents for countries other than the US.
•
Although generally there is no taxation at the time of the exchange/grant of your RSUs in countries, taxation varies country by country.
•
A country-specific schedule has been provided for each country outside of the US where there are eligible employees with exchangeable options.
•
These are only general descriptions of the current taxation for each country and may not apply to your particular situation – tax laws change frequently.
•
If you have transferred between countries after your eligible options have been granted, additional tax consequences may apply to you.
•
Please read the schedule for your country.
•
Polycom cannot give you tax advice.
•
YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR
REGARDING THE EXCHANGE AND SUBSEQUENT TAX
TREATMENT.
Stock Option Exchange  - International Tax
Information
most

Now we’ll look at issues outside of the US.
You will find basic tax information in schedules at the end of the offer documents for countries other than the US.
Although generally there is no taxation at the time of the exchange/grant of your RSUs in most countries, taxation varies country by country.
A country-specific schedule has been provided for each country outside of the US where there are eligible employees with exchangeable options. These are found in Schedules C to Z.
These are only general descriptions of current taxation for each country and may not apply to your particular situation
– tax laws change frequently.
If you have been transferred between countries after your eligible options have been granted, additional tax consequences may apply to you.
Please read the schedule for your country carefully.
Polycom cannot give you tax advice.
YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE EXCHANGE AND
SUBSEQUENT TAX TREATMENT

19 19
Canadian tax law regarding option-for-RSU exchanges is
complex; please be sure to read the Canadian Schedule to
the Offer documents and consult your individual tax advisor.
•
Withholding will be required at exchange/grant of the RSUs.
•
Polycom typically withholds shares to cover any withholding required, rather than deducting it from your paycheck.
•
Therefore, vesting will be different for Canada:
•
Polycom will accelerate the vesting of your new RSUs in an
amount sufficient to cover the required withholding.
•
The remainder will be scheduled to vest 50% on each of the regularly scheduled vest dates.
•
You must still be employed by Polycom or one of its subsidiaries on each vesting date to receive shares.
Stock Option Exchange
Country-Specific Requirements - Canada

Now we’ll look at a few special countries a little more closely.
Canada--Canadian tax law regarding option-for-RSU exchanges is complex; please be sure to read the Canadian Schedule to the Offer documents and consult with your individual tax advisor.
The exchange will be a taxable event and tax withholding will be required at the exchange/grant of the RSUs.
Polycom typically withholds shares to cover any withholding required, rather than deducting it from your paycheck.
Therefore, vesting will be different for Canada:
• Polycom will accelerate the vesting of your new RSUs in an amount sufficient to cover the required withholding.
•
The remainder of your RSUs will be scheduled to vest 50% on each of the regularly scheduled vest dates.
•
As always, you must still be employed with Polycom on each vest date to receive shares.

20 20
The company is in the process of obtaining approval from the State
Administration of Foreign Exchange (SAFE) so that we are permitted to grant RSUs and other awards in China going forward.
We expect to receive SAFE approval, but cannot guarantee such approval. This process typically takes 6 to 9 months.
If you are a Chinese national working in China, your RSUs may have a different vesting schedule.
RSUs will vest on the later of the scheduled vest dates or the date we receive SAFE approval.
Generally, RSUs are expected to vest 50% on August 21, 2010:
• If we receive SAFE approval prior to that date, your RSUs will vest 50%
as scheduled.  The remaining 50% will vest on August 21, 2011.
• If SAFE approval is received after August 21, 2010, you will vest on the day SAFE approval is obtained. The remaining 50% will still vest on
August 21, 2011, provided SAFE approval was obtained prior to this date.
Stock Option Exchange
Country-Specific Requirements - China

Now we’ll talk about China.
The company is in the process of obtaining approval from the State Administration of Foreign Exchange (SAFE) so that we are permitted to grant RSUs and other awards in China going forward.
We expect to receive SAFE approval, but cannot guarantee such approval. This process typically takes 6 to 9 months.
If you are a Chinese national working in China, your RSUs may have a different vesting schedule.
RSUs will vest on the later of the scheduled vest dates or the date we receive SAFE approval.
Generally, RSUs are expected to vest 50% on August 21, 2010:
If we receive SAFE approval prior to that date, your RSUs will vest 50% as scheduled.  The remaining 50%
will vest on August 21, 2011.
If SAFE approval is received after the August 21, 2010 date, you will vest on the day SAFE approval is obtained. The remaining 50% will still vest on August 21, 2011, provided SAFE approval was obtained prior to this date.

21 21
Polycom has applied for an exemption from the Israel Securities Authority to implement the exchange.
We expect to receive approval prior to the close of the exchange, but if we do not, your options will not be eligible for exchange
.
We have also applied for a tax ruling regarding the exchange and expect to receive that ruling in the next couple of months. (The exemption from the
Securities Authority will still be required prior to the close of the exchange.)
This ruling allows for taxation of the RSUs at sale or transfer of the shares, not at exchange of any vested options, which would be the case without this favorable ruling.
Once we receive the ruling, a form will be provided to you. You will need to sign the tax ruling form and return it in the time specified in order to avoid being taxed at the time of the exchange.
If we do not receive the tax ruling, you will be taxed upon the exchange of vested eligible options.
These requirements also apply if you transferred out of Israel after the grant of your options or if you transfer out of Israel after the exchange.
Stock Option Exchange
Country-Specific Requirements - Israel

Now for Israel:
Polycom has applied for an exemption from the Israel Securities Authority to implement the exchange.
We expect to receive this approval prior to the close of the exchange, but if we do not, your options will not be eligible for exchange
.
We have also applied for a tax ruling regarding the exchange and expect to receive that ruling in the next couple of months. (Please note that The exemption from the Securities Authority as described above will still be required prior to the close of the exchange.)
This tax ruling allows for the taxation of the RSUs at sale or transfer of the shares, not at the, not at the exchange of any vested options, which would be the case without this favorable ruling.
Once we receive the ruling, a form will be provided to you. You will need to sign the tax ruling form and return it in the time specified in order to avoid being taxed at the time of the exchange.
If we do not receive the tax ruling, you will be taxed upon the exchange of vested eligible options.
These requirements also apply if you transferred out of Israel after the grant of your options or if, in the future, you transfer out of Israel after the exchange.

in order to participate in the exchange.
22 22
Polycom has received a favorable tax ruling regarding the
exchange.
This ruling allows for taxation of the RSUs at vesting, not at the exchange of any vested options, which would be the case
without this favorable ruling.
You must print, sign and fax the Netherlands tax ruling form, agreeing to be taxed at vesting, PRIOR TO THE CLOSE OF
THIS OFFER,
This form, named the “Dutch Agreement,” is available on the
offer website under “Exchange Info” for you to download and
print.  Fax to Stock Administration at 1-925-924-5702.
If you do not sign and fax the form, your exchange will not
be valid.
Stock Option Exchange
Country-Specific Requirements - Netherlands

And finally the Netherlands:
Polycom has received a favorable tax ruling in the Netherlands regarding the exchange.
This ruling allows for taxation of the RSUs at vesting, not at the exchange of any vested options, which would have been the case without this favorable ruling.
You must print, sign and fax the Netherlands tax ruling form, agreeing to be taxed at vesting, PRIOR TO
THE CLOSE OF THE
OFFER,
in order to participate in the exchange.
This form, named the “Dutch Agreement,” is available on the offer website under “Exchange Info” for you to download and print.  Fax the form  to Stock Administration at 1-925-924-5702.
If you do not sign and fax the form before the closing date of the offer, your exchange will not be valid and you will retain your options and receive no RSUs.

23 23
Timeline is July 27, 2009 to August 21, 2009 at 9:00 PM
Pacific Time
If extended, eligible employees will be notified.
Exchange will be open for 20 U.S. business days.
No options can be exchanged after the exchange closes.
To participate, login into the website (or fax your form).
https://polycom.equitybenefits.com/
Print confirmation and retain your confirmation statement.
Ensure you receive a confirmation email within two days.
Stock Option Exchange – Things to Remember
YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING
THE EXCHANGE AND SUBSEQUENT TAX TREATMENT.

Let’s recap some important things to remember:
The timeline is July 27, 2009 to August 21, 2009 at 9:00 PM Pacific Time
If extended, eligible employees will be notified.
The exchange will be open for 20 U.S. business days.
No options can be exchanged after the exchange closes.
To participate, login into the website and get started.
(or you can print out and fax in the paper version of the  form).
Print your confirmation and retain your confirmation statement.
Ensure you receive a confirmation email within two days.
If you do not receive a confirmation email, please email optionexchangequestions@polycom.com
And, most importantly, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR.

Stock Exchange - Contact Information
If you have any questions, please send an email to:
OptionExchangeQuestions@polycom.com
Or you can call:
1-925-924-5727
Emails generated by the website will come from:
OptionExchange@polycom.com
Do not reply to these emails.  Send emails to the dedicated “questions”
email address above.
Fax paper forms and the Dutch Agreement to:
1-925-924-5702

Finally, lets review important contact information and where to get help.
If you have any questions, please send an email to:
OptionExchangeQuestions@polycom.com
Or you can call the number indicated on the slide.
This email address and phone number are dedicated to the option exchange. If you have questions, need copies of the documents or forms,  need help with the website, or don’t receive your confirmation email within two days of your election, this is where you get help.
You will also receive emails generated by the website, such as confirmations and the like.  These will come from:
OptionExchange@polycom.com
Do not reply to these emails.  Only send emails to the dedicated “questions” email address above.
Fax paper forms and the Dutch Agreement to the number shown on the slide.
Paper forms and agreements can only be accepted by fax.

Stock Option Exchange Thank you!

Thank you. I hope this helped you understand the process and key features of the option exchange program. Thanks very much for your time and attention.